UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (date of earliest event reported): May 31, 2021
EHEALTH, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-33071	56-2357876
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2625 AUGUSTINE DRIVE, SECOND FLOOR
SANTA CLARA, CA 95054
(Address of principal executive offices)    (Zip Code)

(650) 584-2700
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	EHTH	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.	Other Events.
On May 31, 2021, the compensation committee of the board of directors (the “Compensation Committee”) of eHealth, Inc. (the “Company”), unanimously approved certain performance-based restricted stock units to be granted to Scott Flanders, Timothy Hannan, Phillip Morelock and Gregg Ratkovic (collectively, the “Named Executive Officers”), among others. The awards are tied to achievement of the Company’s adjusted EBITDA performance goals for the fiscal year ending December 31, 2021 (the “PSUs”). Adjusted EBITDA is calculated by excluding the impacts of interest income and expense, income tax expense (benefit), depreciation and amortization, stock-based compensation expense, change in fair value of earnout liability, restructuring and reorganization charges, purchase price adjustments, amortization of intangible assets, other income (expenses), net, convertible preferred stock dividends and other non-recurring charges to GAAP net income (loss). The Compensation Committee believes the grant of these PSUs will motivate, reward and create short-term retention incentives for the Named Executive Officers to meet the Company’s target and stretch adjusted EBITDA performance goals in 2021, especially during the critical Medicare annual enrollment period in the fourth quarter of 2021 which typically represents over a majority of the Company’s adjusted EBITDA for the year. The shares subject to the PSUs will not vest unless the Company meets or exceeds the target adjusted EBITDA performance goal for 2021. The PSUs allow for an increased number of shares above the target number of shares in the event there is significant achievement above target adjusted EBITDA.

Assuming the PSUs were granted on May 31, 2021, the grant date fair value of the PSUs granted to the Company’s chief executive officer at the target number of shares is estimated to be approximately $0.9 million and the grant date fair value of the PSUs granted to our other Named Executive Officers at the target number of shares is estimated to be approximately $0.7 million in the aggregate. The exact grant date fair value will be determined based on the closing price on the date of grant of the PSUs, which is scheduled to be June 14, 2021 in accordance with the Company’s Equity Award Policy. The Compensation Committee considered the need to retain key executive talent in our highly competitive labor market and believes that adding an additional incentive in the form of the PSUs that focus on 2021 financial results would promote short-term retention and encourage the Named Executive Officers to take actions that could increase stockholder value. The Compensation Committee also wanted to express confidence in the Named Executive Officers after the Company reached constructive resolutions with Starboard Value LP and Hudson Executive Capital LP. All members of the Compensation Committee, including the newly appointed compensation committee member nominated pursuant to the Company’s cooperation agreement with Hudson Executive Capital LP, approved the PSUs.

Including the grant of the PSUs, the grant date fair value of the equity awards at target level of achievement granted to our chief executive officer is approximately $5.6 million in 2021 compared to $10.9 million for the equity awards granted in 2020. The total target direct compensation for the Company’s chief executive officer in 2021 is approximately 42% lower than his total target direct compensation in 2020. The aggregate total target direct compensation for Derek Yung, Timothy Hannan, Phillip Morelock and Gregg Ratkovic in 2021 is estimated to be 13% lower than their total target direct compensation in 2020. The reduction in total target direct compensation from 2020 to 2021 represents the Company’s commitment to tying pay to performance.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

eHealth, Inc.
Date:	June 4, 2021	/s/ Derek N. Yung
Derek N. Yung SVP, Chief Financial Officer (Principal Financial Officer)